UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on Thursday, June 5, 2014, Doral Financial Corporation and certain of its subsidiaries (collectively, “Doral”) filed a lawsuit against the Commonwealth of Puerto Rico, the Puerto Rico Department of the Treasury (the “Treasury Department”) and its Secretary, Hon. Melba Acosta Febo, in her official capacity, as defendants, in the Court of First Instance of Puerto Rico (the “Court of First Instance”) seeking a declaratory judgment that the Closing Agreement dated March 26, 2012 (the “Closing Agreement”) between Doral and the Treasury Department is a valid agreement, that it remains binding and effective, and that Doral is owed $229 million. Doral also filed a Writ for Certification in the Supreme Court of Puerto Rico requesting the Supreme Court take Doral’s case for immediate review. On Friday, June 6, 2014, the Supreme Court ordered that the Court of First Instance hear the case on an expedited basis and specifically that it hold an evidentiary hearing on or before June 12, 2014 and render its judgment on or before June 26, 2014.

On Monday, June 16, 2014, the Court of First Instance issued a ruling holding that it lacks jurisdiction to determine whether the tax payments at issue under the Closing Agreement were made by Doral during the periods in question and whether Doral is entitled to a refund. However, the Court of First Instance determined that the purported annulment by the Treasury Department of the Closing Agreement is not a final decision, but rather is only a preliminary adverse determination to commence a formal adjudicative process, thereby providing Doral its opportunity to challenge the decision through an administrative proceeding before the Treasury Department, and affording Doral the benefits of due process of law. The Court of First Instance further determined that the annulment by Secretary Acosta is not ultra vires if her actions are based on the causes for annulment provided under the Closing Agreement and Section 6051.07 the Internal Revenue Code of Puerto Rico of 2011, which causes are limited to events of fraud, malfeasance or misrepresentation of material facts. However, the Court of First Instance stated that the basis upon which Treasury Department annulled the Closing Agreement, specifically citing alleged “simulation” or “illegal artifice,” is not a valid cause of action under the Closing Agreement or Puerto Rico law. Therefore, the Court of First Instance ruled that the Treasury Department has five days from the date of this ruling to notify Doral as to the basis of the annulment, at which time Doral can appeal the decision with the Treasury Department. Finally, the Court of First Instance asserted that it would retain jurisdiction to determine the legal validity of the Closing Agreement until the Treasury Department asserts a valid basis under the Closing Agreement to annul the Closing Agreement.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, Doral may make forward-looking statements in its other press releases, filings with the SEC or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to Doral’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal or regulatory proceedings, tax legislation and tax rules, deferred tax assets and related reserves, the ability to collect the tax receivables due to Doral or its subsidiaries from Puerto Rico, compliance and regulatory matters and new accounting standards and guidance on Doral’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

Doral cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral’s expectations of future conditions or results and are not guarantees of future performance. Doral does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral’s control. Risk factors and uncertainties that could cause Doral’s actual results to differ materially from those described in forward-looking statements can be found in Doral’s 2014 Form 10-K, which was filed with the SEC on March 21, 2014 and is available on Doral’s website at www.doralbank.com, as updated from time to time with Doral’s periodic and other reports filed and to be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: June 17, 2014	By:	/s/ Enrique R. Ubarri Enrique R. Ubarri Executive Vice President and General Counsel